CONSTRUCTION CONTRACT

August 17, 2005

between

BEARD TECHNOLOGIES, INC.

and

BOYCE, GRAYBEAL & SAYRE, INC.

This Construction Contract is made and entered into as of the 17th day of August, 2005, by and between BEARD TECHNOLOGIES, lNC., with offices located at 355 William Pitt Way, Pittsburgh, Pennsylvania 15238 ("Purchaser”) and BOYCE, GRAYBEAL & SAYRE, lNC., with offices located at 100 Amy Lane, P.O. Box 110, Slab Fork, West Virginia 25920 ("Contractor').

Purchaser is leasing an area identified as the Smith Branch Impoundment ("the Construction Site"), location on the Pinnacle mine site and owned by PinnOak Resources, LLC ("Land Owner”) upon which a fine coal recovery plant and operation will be installed and established (''Facility''). The Construction Site is located in Wyoming County and near Pineville, WV. The Purchaser desires to install a new fine coal recovery preparation plant at this Construction Site (“the Plant”), Contractor is in the business of designing and building coal facilities and is willing to design and build the Plant for Purchaser upon the terms and conditions set out in this contract.

As used in this contract the term "Plant” shall mean all of the equipment, machinery, structures, services, and other items needed to provide a preparation plant to recover a fine coal product from the Smith Branch lmpoundment, as contained in the Bid Documents and listed specifically in Attachment A, which is attached to and made a part here of ("Documents").

Now, therefore, the parties agree as follows:

I.	CONSTRUCTION OF THE FACILITY

Contractor shall design, fabricate, build and install the Plant on the Construction Site and shall furnish all items contained in the included Documents except those items specifically designated to be supplied by Purchaser.

II.	SITE PREPARATION

Purchaser shall furnish Contractor the Construction Site free of any obstructions and graded to working elevations (within 6 inches) as required by final drawings, with access roads in place for reasonable access to all areas of the site in a timely manner for integration into the Construction Schedule as required by Contractor for timely completion.

III.	ENGINEERING DATA

Purchaser shall provide Contractor all applicable Engineering data available to Purchaser relative to the Construction Site, such as topographical maps, land surveys, details, dimensions, geotechnical reports, and locations of importance which might influence Contractor's design or construction, Attachment B – by reference (see plot plan received 9-9-05 from Beard Technologies, Inc.).

IV.	FURNISHED BY PURCHASER

Purchaser shall furnish without cost to Contractor the items listed as supplied by Purchaser as noted in the reference proposal and qualifications, Attachment C.

V.    FURNISHED BY CONTRACTOR

Except as stated in Section lV above and related attachments, and Contractor's qualifications (Attachment F) of it's proposal submission dated April 29, 2005, and subsequent revisions, Contractor shall furnish all material, labor, supervision, expendables, construction equipment, and tools necessary to design, fabricate, build and install the Plant, which is included as the responsibility of Contractor in the Documents.

VI. CANCELLATION, SUSPENSION OR DELAY

Except for an event of force majeure or terrorism, this contract shall not be subject to cancellation, suspension or delay by Purchaser except upon payment of all Costs incurred by Contractor as of the date of cancellation, suspension or delay, plus twenty percent (20%) of the total amount of such Costs as a reasonable profit for work executed and/or materials and equipment specifically purchased, fabricated or installed by Contractor.

"Costs" is defined as any direct, reasonable actual charges incurred by Contractor relative to storage, resumption of work, mobilization, re-scheduling, travel, employee relocation, material ordered which cannot be cancelled, material furnished, material canceled, labor furnished, and record keeping. Non-payment of any undisputed billing for forty-five (45) days shall, at the option of Contractor constitute cancellation by Purchaser. Non-availability of the Construction Site or state of preparedness of the Construction Site or stage of work by Others in a timely manner may constitute delay by Purchaser, Timely is defined as required date as agreed in the time schedule of the job.

Payment or reimbursement of Costs plus 20% of the total amount of such Costs shall be the exclusive remedy available to Contractor in the event of cancellation, suspension or delay by Purchaser.

VII. RIGHT TO REMOVE MATERIALS AND EOUIPMENT

Purchaser here by irrevocably grants Contactor right to remove from the Construction Site, with or without legal process, any materials, equipment, or structures, which Purchaser fails to pay for in accordance with terms hereof. Such materials, equipment and structures, regardless of the manner attached to the real estate or property, shall remain the personal property of Contractor and title thereto shall not pass to the Purchaser until payment is made therefore to Contractor.

Purchaser grants to Contractor its employees, sub-contractors and assigns, the right to enter upon the Construction Site or elsewhere where said materials, equipment, and structures are situated, for the purpose of removing such materials, equipment. and structures should Purchaser not pay Contractor therefore according to the terms of this agreement. Until Purchaser makes payment for such materials, equipment, and structures referred to in this contract, Contractor reserves and Purchaser grants unto Contractor a security interest herein. This security interest shall not preclude enforcement of materialman's or mechanics liens by Contractor and such liens constitute alternate or additional security and Contractor may proceed concurrently to enforce its security interest and its lien rights.

VIII. DAMAGES AND LIENS

Contractor agrees to indemnify and hold and save Purchaser and Land Owner harmless from loss arising from personal injury, death, or property damage, including reasonable attorney's fees and litigation costs resulting from Contractor’s, its subcontractors' and suppliers' activities pursuant to this contract, except that Contractor does not indemnify Purchaser or Land Owner against the consequences of Purchaser’s or Land Owner's own negligence. Contractor also agrees to hold and save Purchaser and Land Owner harmless against all claims for wages to be paid and materials supplied by Contractor its subcontractors and suppliers, whether these claims be in the form of mechanic's liens or otherwise. Contractor shall not indemnify or hold Purchaser harmless for claims resulting from defective products or materials supplied by anyone other than Contractor, its subcontractors and suppliers.

IX. INSURANCE

Contractor shall keep in force at its expense during the life of this contract the following insurance coverages:

A)	Worker's Compensation fully covering its liability.

B)	General Liability for bodily injury and property damage up to $2,000,000.00 combined single limit showing Purchaser and Land Owner as an additional named insured.

Certificates of insurance of all required insurance coverages and statements confirming the Purchaser and Land Owner as Co-lnsured and will be furnished to Purchaser and Land Owner before any work begins.

Purchaser shall furnish al its expense Builders All-Risk insurance coverage upon the construction site Plant to 100% of the insurable value therefore and shall show Contractor as an additional named insured.

X. SECURITY

Purchaser shall supply security at the Construction Site, accept responsibility for all equipment, materials, etc. when delivered to the job site, and shall protect all said items against vandalism and theft

Xl. DELAYS AND EXTENSIONS – FORCE MAJEURE

Any delay in or failure of performance under this contract shall not constitute default or give rise to any claims for damages or penalties if delay or failure is caused by occurrences beyond the control of the party whose performance is delayed or prevented. Such occurrences would include, but not be limited to, acts of God, acts of governmental authorities, strikes, labor problems, riots, rebellion, war, sabotage, fire, floods, rain days, extraordinary weather days (certain winter weather, high winds, etc.), explosions, terrorism, inability to procure, after diligent efforts, materials or labor contemplated for this agreement, and obstruction or delay of construction caused by Purchaser or Purchaser's agents, and/or by a change or extra work required by Purchaser. Financial difficulties from any cause are not such an occurrence. In the event of any such delay, the date of completion shall be extended for a period equal to the time lost by reason of delay.

XII. CALCULATIONS OF CAPACITIES

All calculations of capacities and rates referred to in the Specifications are based on a short ton of two thousand pounds.

XIII. WARRANTIES

Contractor hereby warrants to Purchaser that (1) the Plant shall be designed by qualified professionals in accordance with good, standard design for such facilities and shall be free from faults and defects in design, (2) the Plant will be constructed by workers skilled in their craft and capable of performing the tasks to which they are assigned, (3) the work associated with the Plant will be performed with good workmanship and in accordance with normal industry standards, (4) all material and equipment installed by Contractor shall be new unless otherwise specified and shall be free of liens and encumbrances, (5) all equipment, materials, fabrication, and workmanship shall be of good quality, free from faults and defects, (6) all defects in workmanship or failures of materials supplied by Contractor or its subcontractors, of which wear does not constitute failure, that develop within one (1) year of the date of initial operation will be remedied by the Contractor at the Contractor's cost.

The warranty offered by any of the Contractor’s material or equipment suppliers or subcontractors will not be affected by this Contractor’s Warranty.

The parties shall cooperate in asserting and pursuing any warranty claim on any equipment purchased by Contractor from a third party and supplied to Purchaser under this contract to the limit of the manufacturer's warranty on such equipment.

XIV. START-UP PERIOD

Contractor after having finished erection of the Plant, shall assist Purchaser's personnel in the "start-up" of the Facility. Upon Contractor's notice of completion and subsequent start-up, Purchaser shall have seven (7) days to test the Plant and prepare a written list of objections or deficiencies (punch list). When the objections or deficiencies (punch list) have been corrected or resolved, the Plant shall be deemed to be completed.

If erection of the Plant is finished and ready for testing but Purchaser is unable for thirty (30) days to furnish the necessary raw coal slurry, water, power, labor or any other facilities required for testing, Purchaser shall pay Contractor the entire balance due. In addition, Purchaser shall reimburse Contractor for incremental expenses incurred for testing the facility at a later date.

XV. TIME FOR COMPLETION

The Plant shall be operational as defined within 6 - 8 months (depending upon material and equipment delivery) of the date of this contract, and completed within 2 - 4 weeks after the receipt of the written list of objections and deficiencies (punch list) as provided in Section XIV.

XVI. TERMS OF PAYMENT

Contractor shall submit semi-monthly, i.e., every two (2) weeks, invoices to Purchaser on approximately the 1st and 15th of each month based on the cost of work completed during that period, including engineering, work in process, and materials and equipment delivered. The payments are to be verified by the Purchaser's designated representative. The Purchaser will have the option to request verification (this project only) of invoices through an "open books" evaluation, i.e., review of all Contractor payrolls, receipt of equipment and materials purchases and other related costs incurred to complete the work for the Facility. This verification can occur as often as each six (6) week period but no less than at the 50% completion point and total completion of the project installation. No semi-monthly billing shall exceed 20% of the Total Contract Price and the total of all billings shall not exceed the Total Contract Price except as expressly provided in this contract during the invoice period. All billed amounts shall be paid within ten (1O) days after invoice unless and to the extent they are protested writing. Any amounts protested by Purchaser shall be paid into a special bank account to be used only in that purpose and held there pending final resolution of Purchaser's protest.

No payment shall be withheld by Purchaser as a result of minor incompletion or deletions. Upon default of the above conditions or failure of the Purchaser to make payment as provided herein, Contractor shall be entitled to stop operations, decline shipment, and withhold delivery until Purchaser satisfies Contractor of their financial responsibility and ability to meet their obligations under this agreement.

Purchaser shall pay all of Contractor's reasonable costs of collecting or securing any indebtedness, which may be due here under, including legal fees and litigation expenses whether the same be collected or secured by litigation or otherwise.

XVII. CHANGES IN DESIGN AND EXTRA WORK

Purchaser, without invalidating the Construction Contract, may order design changes or extra work or make changes by altering, adding to or deducting from the work. Such changes shall be executed under the conditions of the original Contract Documents, including additional time caused by such change. Extra work is any work performed, which is beyond the scope of work defined in these Contract Documents. Except in any emergency endangering life or property, no extra work or change, whether additions to or deductions, shall be made unless pursuant to Purchaser’s written purchase order or written change order acceptance.

XVIII. AUTHORITY OF PURCHASER

Purchaser shall designate its representative under this Contract in writing to Contractor and such representative shall exercise all powers of Purchaser under this Contract. At the work site, he shall have the authority to act for Purchaser, but he shall not be authorized to amend or change this Contract, except as provided in this contract. Purchaser shall have no right to supervise the manner of method of doing the work and Contractor shall instruct its employees to take work orders only from Contractor's designated supervisors.

However, Purchaser's representative may regulate the storage of materials, equipment and the work at the site, so as to minimize interference with Purchaser's other activities, and Contractor shall place equipment and materials where so directed. In addition, Purchaser may coordinate the work of Contractor with the work of Purchaser or Purchaser's other contractors so as to minimize the interference between the work of Contractor and the work of the Purchaser or Purchaser's other contractors in a given area.

XIX. FREIGHT

All materials furnished by Contractor, its subcontractors or suppliers shall be freight prepaid and included in the Total Contract Price.

XX. TAXES

The Total Contract Price does not include sales taxes or other excise taxes which shall be paid by Purchaser except the Contractor shall pay sales and excise taxes on consumables utilized in performing this Contract at the Construction Site.

XXI. BONDS

Performance / Payment Bonds are not required for this project and are excluded.

X)(II. CONFORMITY WITH LAWS

Contractor will perform this contract in strict conformity with all applicable laws, rules and regulations.

XXIII. NO ASSIGNMENT

The obligation of Contractor under this Contract may not be assigned without the express written consent of Purchaser.

XXIV. ENTIRE AGREEMENT / AMENDMENTS

This instrument constitutes the entire agreement between the parties hereto and is not subject to change or to modification except by written amendment of this agreement signed by an authorized officer of each party.

XXV. TOTAL CONTRACT PRICE

The Total Contract Price for all work performed by Contractor, as described and detailed in Section I above and as per “Pinnacle Site – Pond Reclaim Plant Budgetary Pricing – Project 04119-Revision 1 4/29/2005, is Six Million One Hundred and Fifty Thousand Dollars, ($6,150,000), for the Main Plant System and One Million Seven Hundred and Fifty Thousand Dollars,($1,750,000), for the Refuse Handling System. The Total Contract Price will be the maximum cost / not to exceed for the installation of this project, subject to scope of work additions or deletions and escalation.

Boyce, Graybeal & Sayre, Inc. has utilized average raw material prices for this proposal. Steel pricing, raw materials, fabrication pricing and fuel prices continue to change, in many cases, on a daily basis. Boyce, Graybeal & Sayre, lnc.'s proposal is based on material prices in effect at the time of the proposal submission. We reserve the right of escalation regarding material pricing for structure, platework, piping, sheeting, floor plate, grip strut, galvanized stair treads, concrete, fuel, etc, as our suppliers for material products have been escalating prices on a continuous basis since November, 2003.

Our proposed project schedule assumes normal availability of materials.

Pricing for this project is per pricing in effect as of April 29, 2005 (reference our budgetary pricing, Project 04119 – Revision 1, Attachment A). Any assocjated price increases for plant construction material, piping, concrete, etc., and any associated fuel surcharges for raw materials and/or freight, will be added to the above referenced budgetary pricing, as may be required at the time of purchase.

XXVI. CONTROLLING LAW

This Contract is to be construed, applied and enforced according to the laws of the State of West Virginia, disregarding choice of law rules.

In witness whereof, the parties have signed this construction contract as of the date written above.

BEARD TECHNOLOGIES, INC.

/s/ C. David Henry

By:

President

Title:

BOYCE, GRAYBEAL & SAYRE, INC.

/s/ T. Arnold Graybeal

By:

T. Arnold Graybeal

Vice President & Treasurer

Title:

ATTACHMENT A

BOYCE, GRAYBEAL & SAYRE, lNC.

P.O. BOX 110

SLABFORK, WV 25920

PH: 304-683-3500 / FAX: 304-683-3425

BEARD TECHNOLOGIES INC.

PINNACLE SITE

POND RECLAIM PLANT

BUDGETARY PRICING

PROJECT 04119 – REVISION 1 4/29/2005

GENERAL ITEMS		COST
ENGINEERING/ PROJECT MANAGEMENT / START UP		$325,000
ELECTRICAL / MATERIAL / LABOR / PROGRAMMING	$ 4	840,000
OVERSIZE PROTECTION SIEVE / BY BEARD	$ 4	2,000
OVERSIZE PROTECTION SCREEN 8X16 / BY BEARD	$ 4	-
30,000 GALLON BUFFER TANK & (M|XER BY BEARD)	$ 4	40,000
PRIMARY CYCLONE PUMP & MOTOR / BY BEARD / SHEAVES (12X14)		$2,000
(6) 20" DIA. PRIMARY CLASSIFYTNG CYCLONES		$95,000
(2) BANKS OF (5) TRTPLE START SPIRALS		$106,000
SECONDARY CLASSTFYING CYCLONE FEED PUMP MOTOR/ BY BEARD (12X14)		$2,000
SECONDARY CLASSIFYING CYCLONE SUMP / NEW		$40,000
[60) 6" DIA. SECONDARY CLASSIFYING CYCLONES / W|TH TUB, ETC. NEW		$210,000
EFFLUENT SUMP/ NEW		$15,000
EFFLUENT PUMP / 6xB / BY BEARD/ NEW MOTOR & SHEAVES		$4,000
{3} CLEAN COAL CYCLONES / NEW		$30,000
(2} PRIMARY SIEVE BENDS / BY BEARD		$4,000
(2) SECONDARY SIEVE BENDS / BY BEARD		$4,000
(1) 36"X72" SCREEN BOWL CENTRTFUGE & 300HP. /BY BEARD		$-
(2) COARSE FLOTATION COLUMN / 15' DIAMETER / BY BEARD / MODIFIED		$150,000
(1) 12'-6” DIA. BY (14) D|SC VACUUM FTLTER & VAC. PUMPS / BY BEARD		$25,000
CLEAN COAL COLLECTING BELT / BY BEARD		$50,000
(2) 1242 C.F.M. AIR COMPRESSOR & ACCESSORIES		$115,000
CLEAN COAL STACKER / CONFORMING / BY BEARD		$20,000
120' DIA. HIGH RATE STATIC THICKENER EQUIPMENT		$265,000
120' DIA. HIGH RATE STATIC THICKENER TANK		$156,000
THICKENER UNDERFLOW PUMP & MOTOR		$35,000
10,000 GALLON CLARIFIED WATER TANKS (2)		$40,000
{2)CLARIFIED WATER PUMPS & MOTORS		$40,000
MCC BUILDING		$35,000
(1) HOIST FOR SCREEN BOWL		$15,000
PLANT HOIST		$12,000
(2} BELT SCALES		$15,000
NEW STRUCTURE		$600,000
PLATEWORK (INCLUDES CONDIT|ONING TANKS)		$250,000
PIPING & VALVES		$250,000
FOUNDATIONS / 975 CUBIC YARDS		$425,000
GRATING & MISC.		$150,000
NEW CHEMICAL SYSTEMS - THICKENER, COLUMNS, FILTER		$52,000
SHEETING		$116,000
FIELD LABOR		$900,000
FREIGHT		$100,000

TOTAL COST		$5,535,000
PROFIT & OVERHEAD		$615,000
TOTAL BUDGET		$6.150,000

REFUSE HANDLING SYSTEM

MCC BUILDING	$15,000
(4) 3-METER BELT PRESSES	$600,000
REFUSE COLLECTING CONVEYOR / BY BEARD / MODS. & MISC.	$5,000
REFUSE STACKING CONVEYOR / BY BEARD / MODS. & MISC.	$5,000
(4) BELT PRESS FEED PUMPS & MOTORS	$45,000
NEW STRUCTURE	$100,000
PLATEWORK	$60,000
PIPING & VALVES	$60,000
NEW CHEMICAL SYSTEM	$40,000
FOUNDATIONS / 2OO CUBIC YARDS	$90,000
ELECTRICAL / MATERIAL / LABOR / PROGRAMMING	$250,000
ENGINEERING / PROJECT MANAGEMENT / START UP	$75.000
SHEETING	$50,000
FIELD LABOR	$1 80,000
FREIGHT	$25,000

TOTAL COST	$1,575,000
PROFIT & OVERHEAD	$175,000
TOTAL BUDGET	$1,750,000